EXHIBIT 10.9

RETIREMENT AND RELEASE AGREEMENT

          This is an agreement (the Agreement) between CHEMICAL BANK (hereinafter referred to as Employer) and John Reisner (hereinafter referred to as Employee). As used herein, the term, Employer includes all of its affiliated or related companies, including without limitation, all employees, officers, directors, shareholders and agents of the Employer and those of any subsidiary, parent, or affiliated company.

          WHEREAS, Employer and Employee desire to end the relationship of employer and employee, they agree to the following:

1.          Retirement Date. Employee acknowledges that his/her employment with Employer will terminate on a date on or after June 1 2007, as a result of The Chemical Bank Voluntary Retirement Incentive Program. Employee acknowledges that Employer shall determine the actual date of retirement. Employee's final day of work shall be the actual date of retirement and shall hereinafter be referred to as the Retirement Date.

2.          (a)          Position: Unless otherwise agreed upon, Employee's employment will continue at his/her current compensation level throughout the Service Period, subject to the terms and conditions of his/her current employment. Employee will be expected to continue in his/her current capacity, and/or to perform such acts and duties as shall be reasonably assigned to him/her, in a manner which consistently supports and contributes to the established business objectives and best interests of the Employer.

(b)          Service Period: Employee's services are required as described within this document for the period from the date Employee signs this Agreement until Employee's Retirement Date.

(c)          Compensation/Benefits: Unless otherwise agreed upon, Employee will continue to be paid his/her base salary, less taxes and other withholdings, throughout the Service Period, payable on the regular Employer payroll dates, in accordance with Employer policy. Employee will remain eligible to participate in the employee benefits programs, subject to the established rules of such plans.

(d)          Incentive Payment: Provided Employee remains actively employed with Employer until the Retirement Date and Employee signs and does not revoke this Agreement with the Employer and, if necessary, signs and does not revoke the Employment Termination Certificate (Appendix I) on his/her Retirement Date, Employee will be eligible to receive the Severance Benefits identified in Paragraph 8 herein.

(e)          Employment Termination Certificate: If Employee signs the Agreement prior to his/her Retirement Date, Employee will be required to sign an Employment Termination Certificate on his/her Retirement Date. Employee would then be given seven (7) additional days, following the Retirement Date, to revoke the Employment Termination Certificate. Any revocation, to be effective, must comply with the requirements set forth in paragraph 6 of this Agreement.

(f)          Disqualification: In the event that Employee voluntarily terminates or significantly reduces his/her position held with Employer prior to the Retirement Date, or is terminated by Employer for any reason other than as part of the consolidation, Employee will not receive the Severance Benefits.

3.          Waiver and Release. In consideration for the benefits described below, Employee releases and discharges Employer from all claims (including claims for attorney's fees and costs), demands and causes of action, known or unknown, which Employee may have or claim to have against Employer, arising out of, or in any way relating to, Employee's employment with, or termination of employment, whether based on any act or omission to act. This includes, but is not limited to, claims of negligence, breach of contract, violation of the Civil Rights Acts of 1964 and 1991, violation of the Americans with Disabilities Act, violation of the Consolidated Omnibus Budget Reconciliation Act of 1985 (as amended) ("COBRA"), violation of the Employee Retirement Income Security Act of 1974 (as amended), violation of the Age Discrimination in Employment Act of 1967 (as amended), violation of the Older Workers Benefit Protection Act, violation of Michigan's Elliott Larsen Civil Rights Act, violation of Michigan's Persons with Disabilities Civil Rights Act, violation of Michigan's Payment of Wages and Fringe Benefits Act, claims arising under any federal, state or local laws prohibiting employment discrimination based on age, color, race, gender/sex, height, weight, marital status, national origin, mental or physical disability, religious affiliation, veteran status or any other forms of discrimination, and claims based on any other laws affecting relations between employers and employees, including claims growing out of

Employee's termination of employment.

          With respect to any charges or complaints that have been filed or may be filed concerning any event or actions relating to Employee's employment or Employee's termination, and which occurred prior to signing this Agreement, Employee additionally waives and releases any right Employee may have to recover in any lawsuit or proceeding brought by Employee, an administrative agency, or any other person on Employee's behalf or which includes Employee in any class. This paragraph is not intended to limit Employee from instituting legal action for the sole purpose of enforcing this Agreement, nor does this Agreement affect any rights or claims Employee may have which arise after Employee signs this Agreement. Nor does the Agreement affect Employee's rights to vested employee benefits, group health benefit continuation rights provided by COBRA or any claim for workers compensation. Prior to instituting any legal action challenging the enforceability of this Agreement, Employee will return in full any benefits received from Employer in connection with Employee signing this Agreement.

4.          No Admission of Liability. The parties acknowledge that this Agreement is not an admission of liability, but is an effort to reach a mutual understanding concerning Employee's termination from Employer.

5.          Period for Review and Consultation. Employee acknowledges that Employer has advised him/her to consult with an attorney before executing this Agreement. Employee further acknowledges that he/she has been given forty-five (45) days from the time he/she received this Agreement to consider whether to sign

it. If the Agreement is signed before the end of the forty-five (45) day period, Employee acknowledges that it is because he/she freely chose to do so after carefully considering the terms of the Agreement and after opportunity to consult with an attorney.

6.          Revocation Period. Employee acknowledges that for a period of seven (7) days following the execution of the Agreement, he/she may revoke this Agreement and the Agreement shall not become effective or enforceable until the revocation period has expired. Revocation is to be effective by delivering a written notice of revocation to the Director of Human Resources, 333 E. Main Street, Midland, Michigan 48640. For such revocation to be effective, the notice must be received by the Director of Human Resources not later than the seventh (7th) day after Employee signs the Agreement. Employee acknowledges that if he/she revokes the Agreement, the Agreement shall not be effective or enforceable and he/she shall not be entitled to the consideration stated herein. Employee also acknowledges that if an Employment Termination Certificate is required, and if Employee signs the Employment Termination Certificate, it may be revoked in the same manner, and any revocation would render this Agreement unenforceable.

7.          (a) No Rehire Obligation. As of the Retirement Date, this Agreement will terminate permanently all aspects of the employment relationship between Employer and Employee for all time. Employee acknowledges that Employer has no obligation to consider Employee for rehire at any time in the future.

          (b) References. As a condition of this Agreement, Employee acknowledges that he/she must direct all requests for references to the Employer's Director of Human Resources.

8.          Additional Benefits. So long as Employee satisfies the conditions of this Agreement, Employer shall provide Additional Benefits as set forth herein. Employee acknowledges that this benefit is more than what he/she is otherwise entitled to as a Severance Benefit.

          (a) Incentive Payment: Employee will be eligible to receive an Incentive Payment equal to One Hundred and Twenty Five Thousand and no/100 Dollars ($125,000.00), less taxes and other withholdings. This Incentive Payment will be made in one lump sum payment payable ten (10) days after Employee executes this Retirement and Release Agreement, or ten (10) days after Employee executes the Employment Termination Certificate, whichever is later, so long as the Agreement and Certificate remain unrevoked.

The Employee will also receive title to a Black 2007 Jeep Cherokee that the Employee currently uses as a Bank car.

          (b)          Vacation: The cash value of all accrued and unused vacation days, prorated according to Employer's standard vacation policy, less applicable withholding, will be paid to the Employee with their final payroll check.

          (c)          Conversion Rights: Insurance conversion rights, if any, will be governed by the applicable law and benefit plan, as with any other separated employee.

9.          Return of Property. Employee agrees that all notes, documents, data files,

electronic files, or any other information or property belonging to Employer which are in the possession of Employee will be returned to Employer on the Retirement Date. Employee further agrees that he/she will not make any duplicates, paper, electronic or otherwise, of these items; nor will he/she retain any extracts from or summaries of any such materials; nor deliver to anyone else photocopies or other facsimiles of such materials.

10.          Confidential Information. Employee agrees that in the course of his/her employment with Employer he/she acquired certain confidential information including, but not limited to, financial information, marketing tactics, development tactics, strategies and customer information. Employee understands that this information was disclosed to him/her in confidence and only for use by Employer. Employee agrees that he/she will keep such information confidential after his/her employment with Employer and that he/she will not use this information for his/her own purpose or disclose or communicate this information to any third party.

          Employee further agrees that in the course of his/her employment he had access to confidential and proprietary information of customers of Employer and that that such confidential and proprietary information of customers. Employee agrees that he/she will keep such information confidential after his/her employment with Employer and that he/she will not use or disclose to others any such customer's confidential and proprietary information including, but not limited financial data or personnel information.

          Employee further agrees that all copies of any such confidential information have been surrendered to Employer.

11.          Entire Consideration. Employee affirms that the terms stated herein are the only consideration for his/her signing of this Agreement, and no other promise or agreement of any kind has been made to or with him/her by any person or entity whosoever to cause him/her to execute this Agreement, and that he/she fully understands the meaning and intent of this Agreement, including but not limited to its final and binding effect.

12.          Nondisclosure. Employee and Employer specifically acknowledge and agree that, as a material condition of this Agreement and of the consideration contained herein, neither will disclose the terms or conditions of this Agreement to any third person or entity except as provided in this paragraph. Provided, however, nothing in this paragraph shall be construed to prohibit either party from disclosing the terms and conditions of this Agreement to Employee's spouse, the parties' attorneys or accountants (so long as such parties agree to maintain the confidence of the Agreement) or as may be lawfully required to as ordered by any state or federal administrative agency, tribunal or court of law.

13.          Severability. The provisions of this Agreement are severable, and, if one or more of said provisions is determined to be invalid, illegal, or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially enforceable provisions to the extent enforceable, shall be binding and enforceable.

14.          Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes any and all prior contracts, agreements, or understandings between the parties arising out of or relating to the employment of Employee and the termination therefrom. This Agreement may be changed only by agreement in writing between Employer and Employee. Any such written agreement must be directed personally to the Employee, and must be signed by the President on behalf of Employer.

15.          Non-disparagement. Employee agrees that Employee shall not, from and after the date of this Agreement, initiate or join in negative or critical comments, discussions, or other communications about, or otherwise disparage Employer, or its services, employees, officers, directors, or any other person associated with Employer. Employer agrees that members of its Executive Committee shall not, from and after the date of this Agreement, initiate or join in negative or critical comments, discussions, or other communications about, or otherwise disparage Employee.

16.          Governing Law. The laws of the State of Michigan shall govern this Agreement.

17.          Binding Effect. This Agreement is binding on and inures to the benefit of Employee, Employee's spouse, heirs, administrators, and assigns. Employee intends that this Agreement and its releases apply not only to Employer, but to all divisions and affiliated entities of Employer, and to the predecessors, successors, assigns, agents, officers, directors, shareholders, employees, and other representatives of each.

EMPLOYEE FURTHER STATES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND KNOWS AND UNDERSTANDS THE CONTENTS THEREOF, AND THAT HE/SHE EXECUTES THE SAME AS HIS/HER OWN FREE ACT AND DEED.

This 21st day of May, 2007.

EMPLOYEE:

/s/ John A. Reisner

John A. Reisner
Print Name

Subscribed, sworn to and sealed before me, this 21st day of May, 2007, an officer duly authorized to administer oaths.

/s/ Kathryn E. Horsley
Notary Public	Gladwin County, Michigan, acting in Midland
My Commission Expires: September 8, 2012

EMPLOYER:

CHEMICAL BANK,

By:	/s/ Joseph Torrence
Its:	SVP/HR

APPENDIX I

Employment Termination Certificate

IF YOU SIGN THE RETIREMENT AND RELEASE AGREEMENT BEFORE YOUR RETIREMENT DATE, THIS CERTIFICATE MUST BE SIGNED AFTER RETIREMENT FROM EMPLOYMENT AND MUST BE FILED WITH THE DIRECTOR OF HUMAN RESOURCES AT CHEMICAL BANK ON YOUR RETIREMENT DATE.

          I entered into a Retirement and Release Agreement with CHEMICAL BANK, dated May 21, 2007. I hereby acknowledge that:

1.

A blank copy of this Employment Termination Certificate was attached as Appendix I to the Agreement Form when it was given to me for review. I have had more time to consider signing this Certificate than the ample time I was given to consider signing the Chemical Bank Consolidation Retirement and Release Agreement Form. I may revoke this Certificate within seven (7) days after I sign it. I was advised to discuss the Retirement and Release Agreement Form, including this Certificate, with an attorney before executing either document.

2.	The benefits payable under the Retirement and Release Agreement Form become payable only if I sign this Certificate and do not revoke it within seven (7) days after I sign it.

3.

My employment actually terminated before I signed this Certificate and, in exchange for my Benefits, I hereby agree that this Certificate will be a part of my Retirement and Release Agreement Form and that my release is to be construed and applied as if I signed it on the day I signed this Certificate. This extends my release of claims under the Retirement and Release Agreement Form to any claims that arose during the remainder of my employment through my Retirement Date.

Date:	6-1-07	Employee:	John A. Reisner